Exhibit 99.1

September 12, 2012 - 6:30 AM EDT

CiG Wireless Acquires Communications Towers and Related Assets From Towers of Texas

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ATLANTA, GA -- (Marketwire) -- 09/12/12 -- CiG Wireless Corp. (OTCBB: CIGW), a leading independent owner and operator of wireless communications infrastructure in the United States, today announced that it has acquired certain communications towers and related assets and rights from Towers of Texas, Ltd., a privately held company.

CiG has paid an aggregate purchase price of $3,550,000 in cash for all of the tower sites acquired.

"We are pleased to announce the company's first acquisition, a significant milestone that follows the recent completion of our new credit facility," said Paul McGinn, CiG's President and CEO. "This acquisition includes existing towers, representing assets that bring both existing cash flow and significant growth potential to CiG. As we execute to plan, we will look to supplement our ongoing organic growth with a strong focus on acquisitions through the remainder of the calendar year."

The acquisition closed on September 7, 2012, in conjunction with the Company's newly signed credit facility with Macquarie Bank Limited.

About CiG Wireless Corp.
CiG Wireless Corp. (www.cigwireless.com) is a leading independent owner and operator of wireless communications infrastructure in the United States. The primary focus of the Company is leasing antenna space on its multi-tenant towers and rooftops to a variety of wireless service providers under long-term lease contracts.

Forward-Looking Statements
This press release may contain "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. The Company cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any acquired assets or proposed acquisitions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by the Company with the U.S. Securities & Exchange Commission. The Company undertakes no obligation to update information contained in this release.

CONTACT:

Charles Messman
Todd Kehrli
MKR Group Inc.
Investor Relations
323-468-2300
Email Contact

CiG Wireless Corp.
Corporate Communications
Patrick Finucane
678-332-5010
Email Contact

Source: Marketwire (September 12, 2012 - 6:30 AM EDT)

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